PHOTRONICS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measure
Reconciliation of GAAP Net income (loss) to EBITDA
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	April 29,	May 1,	April 29,	May 1,
	2012	2011	2012	2011
GAAP Net income (loss) (a)	$9,530	$(15,033)	$14,371	$(1,449)

Add: interest expense	1,795	1,882	3,575	3,593
Add: income tax expense	2,663	3,260	5,984	6,742
Add: depreciation and amortization	21,089	22,887	43,384	45,695
Add (less): special items (b)	746	31,639	1,540	32,192
EBITDA	$35,823	$44,635	$68,854	$86,773

(a)	Includes net income attributable to noncontrolling interests.

(b)	Special items consist of non-cash consolidation and restructuring charges, stock compensation expense, warrants expense (income), and in 2011 debt extinguishment loss and deferred financing fees write off.